UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

NETBRANDS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-55889	82-3707673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Austin Boulevard, Suite B

Island Park, New York 11558

(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 550-5996

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2025, the Company entered into an Equity Purchase Agreement (“EPA”) and Registration Rights Agreement (“RRA”) with Trillium Partners LP (“Trillium”), an entity controlled by Steve Hicks. The EPA requires Trillium to purchase up to $10,000,000 of the Company’s stock, subject to certain conditions set therein at a price equal to 85% of the closing price of the shares based on the closing price of the shares for the five days following the put notice. Upon giving a put notice to Trillium the Company must transfer shares having a value of 115% of the amount of the put. The EPA contains certain protections for the Company in the event the price of the stock should fall below 70% of the price on the date of the put. The RRA requires the Company to file a registration statement on Form S-1 at its own expense to cover the resale by Trillium of the shares the Company delivers to Trillium pursuant to puts. The EPA is for a two-year term, and the Company will likely be required to file several registration statements on Form S-1 to meet its obligations under the EPA and no assurance can be given that any particular amounts will be realized by the Company. The foregoing is only a summary. For the full terms, the reader is referred to the EPA and RRA which are Exhibits to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	EPA
10.2	RRA
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBRANDS CORP.

Date: November 5, 2025	By:	/s/ Paul Adler
Paul Adler
President